EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	July 20, 2009
Contacts:	Ken Taylor, EVP/CFO Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY AND YEAR-TO-DATE EARNINGS

Porterville, CA – July 20, 2009 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the six months ended June 30, 2009. Net income for the quarter was $2.6 million, which is 43% lower than net income in the second quarter of 2008. Diluted earnings per share also fell 43%, to $0.27 in the second quarter of 2009 from $0.47 in the second quarter of 2008. A higher level of earning assets boosted net interest income, while strong growth in core deposits helped the Company’s net interest margin and enhanced service charges on deposits. Net interest income was $384,000 higher, and non-interest income increased by $393,000. However, these favorable variances were more than offset by a loan loss provision that was up $1.3 million to cover credit charge-offs and provide loan loss reserve reinforcement, a $3.1 million increase in other non-interest expense due in part to higher FDIC insurance premiums, and a substantial increase in non-performing assets for the relative quarters that negatively impacted our net interest margin and contributed to the increase in non-interest expense. Sierra Bancorp generated a return on average equity of 9.4% and a return on average assets of 0.8% for the second quarter of 2009.

For the first half of 2009 net income was $5.3 million, diluted earnings per share were $0.54, return on average equity was 9.7%, and return on average assets was 0.8%. Notable balance sheet changes from December 31, 2008 to June 30, 2009 include the following: Core deposit balances, defined as all deposits except brokered deposits and time deposits of $100,000 or greater, increased $29 million, or 4%, with most of the increase occurring in the second quarter; wholesale-sourced brokered deposits declined by $68 million, or 58%, while CDARS deposits increased by $27 million, or 24%, and other customer time deposits of $100,000 or greater increased by $26 million, or 14%; and Federal Home Loan Bank (FHLB) borrowings were reduced by over $50 million, or 56%. During the first half of 2009 gross loan and lease balances dropped $11 million, or 1%, due to relatively weak loan demand, heightened selectivity on the part of the Company in a difficult credit environment, loan charge-offs and transfers to OREO.

“We’re pleased to have kept pace with internal net income projections, despite outsized increases in FDIC costs and continued credit deterioration,” commented James C. Holly, President and CEO. “Fortunately, the positive surprises offset the negative for the quarter: core deposits increased at a robust rate, wholesale funding was dramatically reduced, our net interest margin has been trending up, and capital ratios continue to strengthen,” he added. Mr. Holly noted that another favorable development in the second quarter of 2009 was shareholder approval of Sierra Bancorp’s ability to issue preferred stock, which gives the Company more flexibility with regard to potential future opportunities. “This is the most difficult economic environment we’ve encountered since the Bank was founded more than 30 years ago, and it doesn’t appear that strong economic growth will resume anytime soon. We appreciate our loyal customers and shareholders for their continued support, and commend our employees for their dedication and hard work in ensuring that Bank of the Sierra remains one of the top-performing banks in the country,” Mr. Holly concluded.

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Sierra Bancorp Financial Results

July 20, 2009

Financial Highlights

Net interest income was higher in 2009 than in 2008, reflecting increases of $384,000, or 3%, for the second quarter, and $242,000, or 1%, for the first half. These increases were largely due to growth in average interest-earning assets, which were $28 million higher for the quarter and $54 million higher for the half, although much of the growth during the past year has been in investments which tend to be lower-yielding than loans. The increase in net interest income for the half is lower than for the quarter because our net interest margin was about the same for the quarter, but was 17 basis points lower in the first half of 2009 relative to the first half of 2008. Our net interest margin was positively impacted by an increase in average core deposit balances, the easing of market pressures on deposit rates, and a lower level of interest reversals, but has been negatively impacted by an increase in average non-performing assets. Net interest reversals on loans placed on non-accrual for the second quarter and first half of 2009 were $92,000 and $357,000, respectively, relative to $480,000 for both the second quarter and first half of 2008. Our current interest rate risk profile indicates that net interest income is likely to decline over the next 12 months in either rising or declining interest rate scenarios, all else being equal.

The Company’s loan loss provision was significantly higher in 2009, increasing by $1.3 million for the second quarter and by $2.6 million for the first half relative to like periods in 2008. This increase can be explained in part by net charge-offs, which increased by $219,000, or 9%, for the quarter and by $1.7 million, or 36%, for the half, due mainly to acquisition and development loans, mortgage loans, and equity lines that were either charged off or written down to current fair values. The percentage increase in net loan charge-offs was lower for the quarter, due to a significant drop in unsecured commercial loan charge-offs in the second quarter of 2009 relative to the second quarter of 2008. In addition to reserve replenishment related to charge-offs, much of the 2009 loan loss provision was used to enhance specific reserves on impaired commercial loans, consumer loans, mortgage loans, and equity lines. Our detailed analysis indicates that as of June 30, 2009, our $16.4 million allowance for loan and lease losses should be sufficient to cover potential credit losses inherent in loan and lease balances outstanding as of that date. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance. Our allowance for loan and lease losses was 1.75% of total loans at June 30, 2009, up from 1.59% at year-end 2008 and 1.35% at June 30, 2008.

Service charge income on deposits increased by $186,000 in the second quarter of 2009 relative to the second quarter of 2008, and by $347,000 for the year-to-date period, a 7% increase for both comparative periods. Service charges show improvement due primarily to returned item and overdraft fees generated by new consumer checking accounts, and a fee increase that became effective mid-2008. The $28,000 gain on investments in the second quarter of 2009 represents a gain on an investment security called prior to maturity, and the year-to-date gain on investments in 2009 includes a $66,000 recovery on a previously charged-off investment in a title insurance holding company. Investment gains in 2008 consist entirely of gains on called securities.

Other non-interest income increased by $182,000, or 17%, for the quarter, but declined by $728,000, or 27%, for the half. Much of the drop in income for the year-to-date period in 2009 is due to non-recurring income in the first quarter of 2008. Factors contributing to the changes in other non-interest income for the second quarter and first half include the following: Income from bank-owned life insurance (BOLI) increased $395,000 for the quarter and $341,000 for the half, primarily because of 2009 gains on BOLI associated with deferred compensation plans, relative to losses in 2008 (although associated deferred compensation plan expense accruals were also higher, as noted below); dividends on our $9 million investment in FHLB stock have been suspended thus far in 2009, leading to a drop in income on restricted stock totaling $214,000 for the quarter and $294,000 for the half; pass-through operating costs

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Sierra Bancorp Financial Results

July 20, 2009

associated with our investment in low-income housing tax credit funds, which are accounted for as a reduction in income, were up only nominally for the quarter but increased by $320,000 for the year-to-date period; we recognized a one-time gain of $289,000 in the first quarter of 2008 resulting from the mandatory redemption of a portion of our Visa shares, pursuant to Visa’s initial public offering in March 2008; we realized a non-recurring $82,000 gain on the sale of property adjacent to one of our branches in the first quarter of 2008; and we received a non-recurring $75,000 contingent final payment in the first quarter of 2008 related to the outsourcing of our merchant services function in late 2006.

With regard to non-interest expense, salaries and benefits increased $1.0 million, or 23%, for the second quarter of 2009 and $1.6 million, or 18%, for the first half of 2009, relative to like periods in 2008. The increases are due in part to a drop in salaries deferred pursuant to FAS 91, which were $345,000 lower for the quarter and $708,000 lower for the half due to a drop in loan origination activity. Furthermore, as noted above, because of participant gains on deferred compensation plans in 2009 relative to losses in 2008, deferred compensation expense accruals increased $224,000 for the second quarter and $181,000 for the first half of 2009 relative to 2008, although deferred compensation expense accruals are offset by non-taxable gains on BOLI. Contributing to the increase in compensation costs were normal annual salary adjustments, the addition of staff for our two newest branches (opened in July and November of 2008), and strategic staff additions to help address credit issues and position the Company for future growth opportunities. Occupancy expense also increased, rising by $159,000, or 10%, for the second quarter and by $329,000, or 11%, for the half, due primarily to costs associated with our newer branches and annual rent increases.

Other non-interest expenses rose by $2.0 million, or 67%, for the second quarter and by $2.9 million, or 53%, in the first half of 2009 relative to 2008. The largest increase in this category was in FDIC costs, which were up $1.2 million for the quarter and $1.4 million for the half, due to a $595,000 accrual in the second quarter of 2009 for an industry-wide special assessment, and significantly higher regular assessment rates. Other large changes in non-interest expenses for the comparative 2009 and 2008 periods include the following: Marketing expense declined by $186,000 for the quarter and by $214,000 for the half; lending costs increased by $301,000 for the quarter and $670,000 for the half, due to foreclosed asset write-downs, an increase in foreclosed asset operating expenses, higher legal costs associated with collections, and higher demand and foreclosure costs; deposit-related costs were up $141,000 for the quarter and $452,000 for the half, due in large part to a non-recurring $104,000 EFT processing rebate received in the second quarter of 2008 and one-time incentives totaling $242,000 received in the first quarter of 2008; telecommunications costs increased $144,000 for the half because of network upgrades in the first quarter of 2009; operations-related losses, including debit card losses, were $161,000 higher for the quarter and $112,000 higher for the year-to-date period; and, 2009 gains versus 2008 losses on directors deferred compensation plans resulted in an increase in expense accruals for deferred directors’ fees totaling $251,000 for the quarter and $218,000 for the half.

Significant balance sheet changes during the first half of 2009 include a drop in total assets due to lower loan, investment and cash balances, a sizeable increase in customer deposits and a corresponding reduction in wholesale-sourced funding, and a large increase in non-performing assets. Total assets declined by $30 million, or 2%, during the first half. The largest decrease came in investments, which were down $13 million, or 5%, due to a $6 million reduction in fed funds sold and a drop in our mortgage-backed securities portfolio totaling $10 million, partially offset by purchases of municipal securities with high underlying ratings. Gross loans and lease balances were also down by $11 million. Commercial loans grew almost $8 million, or 5%, due to increased balances outstanding on mortgage warehouse lines of credit. Real estate loan balances, on the other hand, dropped $16 million, or 2%, due to runoff, charge-offs and write-downs of over $3 million, and transfers to OREO totaling $6.3 million. Consumer loans also declined $2 million, and agricultural production loan balances were down about $1 million due to seasonal fluctuations. Cash and due from banks declined, as well, dropping by close to $9 million due to fluctuations in cash items in process of collection.

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Sierra Bancorp Financial Results

July 20, 2009

Total non-performing assets increased $21 million, or 56%, during the first six months of 2009, ending the half at $58 million. Approximately $6 million of that increase came in the second quarter of 2009. The increase for the half includes net increases of approximately $9.2 million in non-performing acquisition/development and land loans, $3.1 million in residential construction loans, $1.1 million in mortgage loans, $1.1 million in commercial real estate loans, $2.1 million in commercial and SBA loans, and $3.8 million in other real estate owned. All impaired assets at June 30, 2009 have either been written down to current appraised values, less expected costs of disposition, or are well-reserved based on loss expectations.

Total deposits increased $15 million, or 1%, during the first half, but excluding a $68 million drop in wholesale-sourced brokered deposits, customer deposits were up by $83 million, or 9%. Much of the growth in customer deposits was in time deposits, including a $27 million increase in CDARS deposits and a $34 million increase in other customer time deposits. Non-maturity deposits also experienced a healthy increase, with combined NOW/savings balances up $19 million, or 12%, and money market deposits up $6 million, or 4%. Non-interest bearing demand deposits, however, while trending up in recent months, still reflect a year-to-date decline of $3 million, or 1%. We let $50 million in FHLB borrowings roll off due to the aggregate deposit influx and the drop in total assets.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 32nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.3 billion in total assets with 23 branch offices, an agricultural credit center, an SBA center, an online “virtual” branch, and over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 20, 2009

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Interest Income	$17,869	$19,453	-8.1%	$35,570	$39,932	-10.9%
Interest Expense	3,269	5,237	-37.6%	7,169	11,773	-39.1%

Net Interest Income	14,600	14,216	2.7%	28,401	28,159	0.9%
Provision for Loan & Lease Losses	3,902	2,650	47.2%	7,503	4,920	52.5%

Net Int after Provision	10,698	11,566	-7.5%	20,898	23,239	-10.1%
Service Charges	2,923	2,737	6.8%	5,552	5,205	6.7%
Loan Sale & Servicing Income	13	3	333.3%	30	19	57.9%
Other Non-Interest Income	1,274	1,092	16.7%	2,002	2,730	-26.7%
Gain (Loss) on Investments	28	13	115.4%	94	58	62.1%

Total Non-Interest Income	4,238	3,845	10.2%	7,678	8,012	-4.2%
Salaries & Benefits	5,430	4,409	23.2%	10,490	8,906	17.8%
Occupancy Expense	1,701	1,542	10.3%	3,356	3,027	10.9%
Other Non-Interest Expenses	4,856	2,902	67.3%	8,354	5,462	52.9%

Total Non-Interest Expense	11,987	8,853	35.4%	22,200	17,395	27.6%
Income Before Taxes	2,949	6,558	-55.0%	6,376	13,856	-54.0%
Provision for Income Taxes	356	1,994	-82.1%	1,087	4,333	-74.9%

Net Income	$2,593	$4,564	-43.2%	$5,289	$9,523	-44.5%

Tax Data
Tax-Exempt Muni Income	$621	$600	3.5%	$1,209	$1,178	2.6%
Tax-Exempt BOLI Income	$474	$79	500.0%	$580	$239	142.7%
Interest Income—Fully Tax Equiv	$18,203	$19,776	-8.0%	$36,221	$40,566	-10.7%
Net Charge-Offs (Recoveries)	$2,725	$2,506	8.7%	$6,239	$4,574	36.4%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Basic Earnings per Share	$0.27	$0.48	-43.8%	$0.55	$1.00	-45.0%
Diluted Earnings per Share	$0.27	$0.47	-42.6%	$0.54	$0.97	-44.3%
Common Dividends	$0.10	$0.17	-41.2%	$0.20	$0.34	-41.2%
Wtd. Avg. Shares Outstanding	9,678,953	9,577,515		9,677,408	9,567,838
Wtd. Avg. Diluted Shares	9,761,218	9,766,734		9,757,013	9,783,702
Book Value per Basic Share (EOP)	$11.41	$10.62	7.4%	$11.41	$10.62	7.4%
Tangible Book Value per Share (EOP)	$10.83	$10.04	7.9%	$10.83	$10.04	7.9%
Common Shares Outstanding (EOP)	9,679,141	9,597,391		9,679,141	9,597,391

KEY FINANCIAL RATIOS			3-Month Period Ended:		6-Month Period Ended:
(unaudited)			6/30/2009	6/30/2008	6/30/2009	6/30/2008
Return on Average Equity			9.38%	17.78%	9.70%	18.79%
Return on Average Assets			0.79%	1.43%	0.81%	1.52%
Net Interest Margin (Tax-Equiv.)			5.01%	5.00%	4.90%	5.07%
Efficiency Ratio (Tax-Equiv.)			61.70%	48.00%	59.93%	47.58%
Net C/O’s to Avg Loans (not annualized)			0.29%	0.27%	0.66%	0.50%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000’s, unaudited)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Average Assets	$1,315,071	$1,287,286	2.2%	$1,313,754	$1,260,042	4.3%
Average Interest-Earning Assets	$1,196,613	$1,168,640	2.4%	$1,195,261	$1,141,162	4.7%
Average Gross Loans & Leases	$940,800	$927,034	1.5%	$940,369	$921,509	2.0%
Average Deposits	$1,101,512	$934,714	17.8%	$1,091,756	$900,566	21.2%
Average Equity	$110,929	$103,246	7.4%	$109,974	$101,945	7.9%

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Sierra Bancorp Financial Results

July 20, 2009

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	6/30/2009	12/31/2008	6/30/2008	Annual Chg
ASSETS
Cash and Due from Banks	$37,160	$46,010	$52,737	-29.5%
Securities and Fed Funds Sold	236,385	248,913	241,155	-2.0%
Agricultural	12,759	13,542	10,953	16.5%
Commercial & Industrial	150,480	142,674	144,745	4.0%
Real Estate	690,666	706,342	700,850	-1.5%
SBA Loans	19,413	19,463	21,276	-8.8%
Consumer Loans	62,233	64,619	54,223	14.8%

Gross Loans & Leases	935,551	946,640	932,047	0.4%
Deferred Loan Fees	(721)	(1,365)	(2,269)	-68.2%

Loans & Leases Net of Deferred Fees	934,830	945,275	929,778	0.5%
Allowance for Loan & Lease Losses	(16,358)	(15,094)	(12,622)	29.6%

Net Loans & Leases	918,472	930,181	917,156	0.1%
Bank Premises & Equipment	19,097	19,280	18,809	1.5%
Other Assets	84,702	81,908	78,446	8.0%

Total Assets	$1,295,816	$1,326,292	$1,308,303	-1.0%

LIABILITIES & CAPITAL
Demand Deposits	$228,914	$232,168	$230,157	-0.5%
NOW / Savings Deposits	175,176	156,322	154,148	13.6%
Money Market Deposits	153,188	146,896	150,699	1.7%
Time Certificates of Deposit	519,341	526,112	428,311	21.3%

Total Deposits	1,076,619	1,061,498	963,315	11.8%
Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	65,597	113,919	196,214	-66.6%

Total Deposits & Int.-Bearing Liab.	1,173,144	1,206,345	1,190,457	-1.5%
Other Liabilities	12,274	13,147	15,955	-23.1%
Total Capital	110,398	106,800	101,891	8.3%

Total Liabilities & Capital	$1,295,816	$1,326,292	$1,308,303	-1.0%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	6/30/2009	12/31/2008	6/30/2008	Annual Chg
Non-Accruing Loans	$46,914	$29,786	$12,407	278.1%
Over 90 Days PD and Still Accruing	—	71	—	0.0%
Foreclosed Assets	10,907	7,127	1,820	499.3%

Total Non-Performing Assets	$57,821	$36,984	$14,227	306.4%

Non-Perf Loans to Total Loans	5.01%	3.15%	1.33%
Non-Perf Assets to Total Assets	4.46%	2.79%	1.09%
Allowance for Ln Losses to Loans	1.75%	1.59%	1.35%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2009	12/31/2008	6/30/2008
Shareholders Equity / Total Assets	8.5%	8.1%	7.8%
Loans / Deposits	86.9%	89.2%	96.8%
Non-Int. Bearing Dep. / Total Dep.	21.3%	21.9%	23.9%

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